UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________________

FORM SD
Specialized Disclosure Report
___________________________________________
Cricut, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40257	87-0282025
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10855 South River Front Parkway
South Jordan, Utah 84095
(Address of principal executive offices, including zip code)

(385) 351-0633
(Registrant's telephone number, including area code.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2023.

Section 1 – Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
In accordance with the disclosure requirements promulgated by the U.S. Securities and Exchange Commission, Cricut, Inc. (the “Company”) has undertaken efforts to determine our conflict minerals reporting requirements for the period from January 1 to December 31, 2023.
The Company has filed this Specialized Disclosure Report and the associated Conflict Minerals Report, which appears as Exhibit 1.01 hereto and is publicly available on the Company’s website at https://investor.cricut.com/financial-information/sec-filings.
Item 1.02 Exhibit
The Company’s Conflict Minerals Report is provided as Exhibit 1.01 hereto.
Section 2 – Resource Extraction Issuer Disclosure
Item 2.01 Resource Extraction Issuer Disclosure and Report.
Not applicable.
Section 3 – Exhibits
Item 3.01 Exhibits
The following exhibit is filed as part of this report.
Exhibit 1.01 – The Company's Conflict Minerals Report for the period January 1 to December 31, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cricut, Inc.

Date:	May 29, 2024	/s/Kimball Shill
Kimball Shill
Chief Financial Officer